Exhibit 5.1

Osler, Hoskin & Harcourt LLP Box 50, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8 416.362.2111 MAIN 416.862.6666 FACSIMILE

Toronto Montréal Ottawa Calgary New York	October 22, 2012 Bank of Montreal 200 Bay Street Royal Bank Plaza Toronto, Ontario Canada, M5T 2J5 Dear Sirs/Mesdames:

–       Re: Bank of Montreal – Senior Global Medium-Term Notes, Series B

We have acted as Canadian counsel to Bank of Montreal (the “Bank”) in connection with the registration under the United States Securities Act of 1933 (the “Act”) of U.S.$15,000,000,000 aggregate amount of (i) common shares (the “Common Shares”), (ii) class A preferred shares (the “Class A Shares”), (iii) class B preferred shares (the “Class B Shares” and, collectively with the Common Shares and the Class A Shares, the “Shares”), (iv) senior obligations (the “Senior Debt Securities”), to be issued pursuant to an indenture dated January 25, 2010 between the Bank and Wells Fargo Bank, National Association (the “Senior Debt Indenture”), and (v) subordinated obligations (the “Subordinated Debt Securities” and, collectively with the Senior Debt Securities, the “Debt Securities”), to be issued pursuant to an indenture to be entered into between the Bank and one or more trustees (the “Subordinated Debt Indenture”).

We have participated, together with United States counsel to the Bank, in the preparation of the following:

(i) the Senior Debt Indenture;

(ii) the form of Subordinated Debt Indenture;

(iii) the registration statement of the Bank on Form F-3 dated May 4, 2011 (the “Registration Statement”); and

(iv) the prospectus of the Bank included in the Registration Statement (the “Prospectus”).

For the purposes of our opinions below, we have examined such statutes, public and corporate records, certificates and other documents, and considered such questions of law, as we have considered relevant and necessary as a basis for the opinions expressed herein. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies or facsimiles. For the purposes of the opinions expressed herein, we have, without independent investigation or verification, assumed that the Senior Debt Indenture has been duly authorized, executed and delivered by, and constitutes a legal, valid and binding obligation of, each party thereto other than the Bank and that the Subordinated Debt Indenture will be duly authorized, executed and delivered by, and will constitute a legal, valid and binding obligation of, each party thereto other than the Bank.

In giving this opinion, we express no opinion as to any laws other than, at the date hereof, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

With respect to the continuing existence of the Bank as a Schedule I bank under the Bank Act (Canada) referred to in paragraph 1 below, we have relied, without independent investigation or verification, exclusively upon a Certificate of Confirmation dated October 22, 2012 issued by the Office of the Superintendent of Financial Institutions.

With respect to the opinions set forth in paragraph 5 below, we have assumed that the trustee under the Subordinated Debt Indenture, or at least one of the trustees under the Subordinated Debt Indenture, if more than one trustee is appointed under the Subordinated Debt Indenture, will be a trust company pursuant to subsection 57(2) of the Trust and Loan Companies Act (Canada) or a body corporate that is incorporated by or under an act of the legislature of a province of Canada and authorized to carry on business as a trustee.

Based and relying upon and subject to the qualifications set forth herein, we are of the opinion that:

1. The Bank validly exists as a Schedule I bank under the Bank Act (Canada) and has the corporate power to create, issue and sell the Debt Securities.

2. When the creation of the Debt Securities has been duly authorized by the Bank and when the terms of particular Debt Securities and the issuance and sale of such Debt Securities have been duly authorized by all necessary corporate action in conformity with the Senior Debt Indenture or the Subordinated Debt Indenture, as applicable, and when such Debt Securities have been duly executed, authenticated and issued in accordance with the Senior Debt Indenture or the Subordinated Debt Indenture, as applicable, and delivered against payment therefor as contemplated in the Registration Statement and the Prospectus and any applicable agreement of purchase and sale, such Debt Securities will be validly issued.

3. The Senior Debt Indenture has been duly authorized, executed and, to the extent delivery is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, delivered by the Bank, and does, with respect to the provisions thereof governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, constitute a legal, valid and binding obligation of the Bank enforceable against it in accordance with its terms.

4. When the Subordinated Debt Indenture has been duly authorized, executed and, to the extent delivery is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, delivered by the Bank, such indenture will, with respect to the provisions thereof governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, constitute a legal, valid and binding obligation of the Bank enforceable against it in accordance with its terms.

The opinions expressed herein are provided solely for the benefit of the addressees in connection with the Debt Securities to be issued under the Registration Statement and are not to be transmitted to any other person, nor are they to be relied upon by any other person or for any other purpose or referred to in any public document or filed with any government agency or other person without our prior express consent. The opinions expressed herein may be relied upon by Morrison & Foerster LLP for the purposes of its opinion, with respect to the subject matter hereof.

The opinions set forth in paragraphs 3 and 4 above as to the enforceability of the Senior Debt Indenture and the Subordinated Debt Indenture are subject to the following qualifications:

(i) enforceability may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally;

(ii) enforceability may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction;

(iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and

(iv) enforceability will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and we express no opinion as to whether a court may find any provision of the Senior Debt Indenture or the Subordinated Debt Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act.

If a pricing supplement relating to the offer and sale of particular notes (the “Notes”) representing the Senior Debt Securities is prepared and filed by the Bank with the Commission on a date after the date hereof and such pricing supplement contains a reference to our firm and our opinion substantially in the form set forth below, the consent set forth below shall apply to the reference to us and our opinion in substantially the following form:

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Senior Indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes, the Notes will have been validly executed and issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Senior Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Senior Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Senior Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Senior Debt Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated October 22, 2012, which has been filed as Exhibit 5.1 to Bank of Montreal’s Form 6-K filed with the SEC on October 22, 2012.

Each of the opinions set forth herein or referenced in any pricing supplement relating to the Notes may be relied upon by Morrison & Foerster LLP for the purposes of its opinions with respect to the matters contemplated hereby.

We hereby consent to the filing of this opinion as an exhibit to the Bank’s Report of Foreign Private Issuer on Form 6-K. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the rules and regulations promulgated thereunder.

Yours very truly,

/s/ OSLER, HOSKIN & HARCOURT LLP

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